Exhibit 99.1

CDW Corporation Commences Offers to Purchase Certain Outstanding Senior Debt Securities

August 12, 2024

VERNON HILLS, Ill.—(BUSINESS WIRE)—CDW Corporation (“CDW”) today announced that it has commenced cash tender offers to purchase any and all of the outstanding 5.500% Senior Notes due 2024 (the “5.500% Notes”) and 4.125% Senior Notes due 2025 (the “4.125% Notes” and, together with the 5.500% Notes, the “Notes”) issued by CDW LLC and CDW Finance Corporation (the “Issuers”), for the consideration described below.

Title of Security	CUSIP	Aggregate Principal Amount Outstanding	Maturity Date	Treasury Reference Security	Bloomberg Reference Page(1)	Fixed Spread	Consideration(2)
5.500% Notes due 2024	12513GBA6	$575,000,000	December 1, 2024	N/A	N/A	N/A	$1,000.00
4.125% Notes due 2025	12513GBE8	$600,000,000	May 1, 2025	3.875% due April 30, 2025	FIT3	50 bps	To be determined at the Price Determination Time(3)

(1)

The Bloomberg Reference Page is provided for convenience only. To the extent any Bloomberg Reference Page changes prior to the Price Determination Time (as defined below), the Joint Dealer Managers referred to below will quote the Treasury Reference Security from the updated Bloomberg Reference Page.

(2)

Per $1,000 principal amount of Notes validly tendered before the Expiration Time (as defined below), not validly withdrawn and accepted for purchase. In addition to the applicable consideration, all holders will also receive accrued and unpaid interest on the Notes from, and including, the last interest payment date up to, but excluding, the Settlement Date (as defined below).

(3)

The consideration offered per $1,000 principal amount of 4.125% Notes validly tendered and accepted for purchase pursuant to the offer therefor will be determined by the Joint Dealer Managers referred to below. Such Consideration for each $1,000 principal amount of 4.125% Notes will equal the lesser of (x) the amount determined in the manner described in the Offer to Purchase (as defined below) by reference to the fixed spread specified above for the 4.125% Notes plus the yield based on the bid-side price of the Treasury Reference Security specified above for the 4.125% Notes as quoted on the Bloomberg Reference Page specified above for the 4.125% Notes at 2:00 p.m., New York City time (such time, the “Price Determination Time”) on August 16, 2024, and (y) $1,000. The Consideration for the 4.125% Notes shall in no case be greater than 100% of the principal amount of 4.125% Notes validly tendered and accepted for purchase.

The tender offers will expire at 5:00 p.m., New York City time, on August 16, 2024, unless extended or earlier terminated (the “Expiration Time”). Holders who have validly tendered their Notes may withdraw such Notes at any time at or prior to the Expiration Time. The Guaranteed Delivery Date is August 20, 2024. CDW expects to pay the applicable consideration for Notes validly tendered and not validly withdrawn at or prior to the Expiration Time on August 22, 2024, the second business day following the Guaranteed Delivery Date (the “Settlement Date”). The tender offers are conditioned upon satisfaction of certain conditions, but are not conditioned upon any minimum amount of Notes being tendered.

The complete terms and conditions of the tender offers are set forth in the Offer to Purchase, dated August 12, 2024 (the “Offer to Purchase”) and in the related Notice of Guaranteed Delivery, along with any amendments and supplements thereto, which holders are urged to read carefully before making any decision with respect to the tender offers. CDW has retained BofA Securities and J.P. Morgan Securities LLC to act as Joint Dealer Managers in connection with the tender offers. Copies of the Offer to Purchase and the related Notice of Guaranteed Delivery may be obtained from D.F. King & Co., Inc., the Tender and Information Agent for the tender offers, by phone at +1 (212) 269-5550 (banks and brokers) or +1 (800) 814-2879 (all others), by email at cdw@dfking.com or online at https://www.dfking.com/cdw. Questions regarding the tender offers may also be directed to the Joint Dealer Managers as set forth below:

BofA Securities Bank of America Tower 620 South Tryon Street, 20th Floor Charlotte, North Carolina 28255 Attn: Debt Advisory Toll-Free: (888) 292-0070 Collect: (980) 388-4370	J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Attn: Liability Management Desk Toll Free: (866) 834-4666 Collect: (212) 834-4818

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The tender offers are being made only by, and pursuant to the terms of, the Offer to Purchase and the related Notice of Guaranteed Delivery. The tender offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, the tender offers will be made by the Joint Dealer Managers on behalf of CDW. None of CDW, the Issuers, the Tender and Information Agent or the Joint Dealer Managers, nor any of their affiliates, makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the tender offers.

About CDW

CDW Corporation is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.

Caution Concerning Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future dividends, earnings growth, capital allocation and other strategic plans of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in CDW’s Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries

Steven O’Brien

Vice President, Investor Relations

(847) 968-0238

investorrelations@cdw.com

Media Inquiries

Sara Granack

Vice President, Corporate Communications

(847) 419-7411

mediarelations@cdw.com